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                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

               PRICING SUPPLEMENT NO. 1671 DATED 7 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $80,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2007,
   CURRENTLY TOTALING A$4,300,902,000 (A$3,164,594,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-ll15 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

1.  (i)     Issuer:                          Queensland Treasury Corporation

    (ii)    Guarantor:                       The Treasurer on behalf of the
                                             Government of Queensland

2.          Benchmark line:                  2007

                                             (to be consolidated and form a
                                             single series with QTC 8% Global A$
                                             Bonds due 14 September, 2007,
                                             ISIN US748305BA60)

3.          Specific Currency or             AUD ("A$")
            Currencies:

4   (i)     Issue price:                     103.219%

    (ii)    Dealers' fees and                No fee or commission is payable in
            commissions paid by Issuer:      respect of the issue of the bond(s)
                                             described in this Pricing
                                             Supplement. Instead, QTC pays fees
                                             and commissions in accordance with
                                             the procedure described in the QTC
                                             Offshore and Onshore

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                                             Fixed Interest Distribution Group
                                             Operational Guidelines.

5.          Specified Denominations:         A$1,000

6.  (i)     Issue Date:                      11 December 2006

    (ii)    Record Date (date on and         6 March/6 September,  Security will
            from which security is           be ex-interest on and from 7 March/
            Ex-interest):                    7 September

    (iii)   Interest Payment Dates:          14 March/ 14 September

7.          Maturity Date:                   14 September 2007

8.          Interest Basis:                  8 per cent Fixed Rate

9.          Redemption /Payment              Redemption at par
            Basis:

10.         Change of Interest Basis or      Not Applicable
            Redemption /Payment Basis:

11. (i)     Status of the Bonds:             Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

    (ii)    Status of the Guarantee:         Senior and ranks pari passu with
                                             all its other unsecured obligations

12.         Method of distribution:          Non-syndicated

             PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

    (i)     Rate(s) of Interest:             8 per cent per annum payable semi-
                                             annually in arrears

    (ii)    Interest Payment Date(s):        14 March and 14 September in each
                                             year up to and including the
                                             Maturity Date

    (iii)   Fixed Coupon Amount(s):          A$40 per A$1,000 in nominal amount

    (iv)    Determination Date(s):           Nor Applicable

    (v)     Other terms relating to the      None
            method of calculating
            interest for Fixed Rate
            Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:            A$1,000 per bond of A$1,000
                                              Specified Denomination

15.       Early Redemption Amount(s)          Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                      Permanent Global Note not
                                              exchangeable for Definitive Bonds

17.       Additional Financial                Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons or        No
          Receipts to be attached to
          Definitive Bonds (and dates
          on which such Talons
          mature):

19.       Other terms or special              Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and            Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:           7 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s)              Not Applicable
          (if any):

21.       If non-syndicated, name and         Westpac Banking Corporation
          address of relevant Dealer:         Level 4
                                              255 Elizabeth Street
                                              SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C          TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:

23.       Additional selling restrictions:    Not Applicable

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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to reading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: /s/ Signature
    -----------------------
       Duly Authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   listing:                           Bourse de Luxembourg.

(ii)  Admission to trading:              Application has been made for the
                                         bonds to be admitted to trading on the
                                         regulated market of the Bourse de
                                         Luxembourg with effect from the Issue
                                         Date.

2.    RATINGS

      Ratings:                           The bonds to be issued have been rated:

                                         S&P:        AAA
                                         Moody's:    Aaa

                                         An obligation rated 'AAA' by S&P has
                                         the highest credit rating assigned by
                                         Standard & Poor's. The obligor's
                                         capacity to meet its financial
                                         commitment on the obligation is
                                         extremely strong.

                                         Obligations rated Aaa by Moody's
                                         are judged to be of the highest
                                         quality with minimal credit
                                         risk.

                                         A credit raring is not a
                                         recommendation to buy, sell or hold
                                         securities and may be revised or
                                         withdrawn by the rating agency at any
                                         time. Each rating should be evaluated
                                         independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:               See "Use of Proceeds" section in the
                                           prospectus supplement.

(ii)  Estimated net proceeds:              Not Applicable.

(iii) Estimated total expenses:            Not Applicable.

5.    YIELD

      Indication of yield:                 6.23%

                                           Calculated as 7 basis points
                                           less than the yield on the
                                           equivalent A$ Domestic Bond
                                           issued by the Issuer under its
                                           Domestic A$ Bond Facility on the
                                           Trade Date.

                                           The yield is calculated on the Trade
                                           Date on the basis of the Issue Price.
                                           It is not an indication of future
                                           yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                           US748305BA60

(ii)  Common Code:                         006524273

(iii) CUSIP Code:                          748305BA6

(iv)  Any clearing system(s) other         Not Applicable
      than Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                            Delivery free of payment

(vi)  Names and addresses of               Not Applicable
      additional Paying Agent(s) (if
      any):